Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Enphase Energy, Inc. and subsidiaries dated March 5, 2013, appearing in this Annual Report on Form 10-K of Enphase Energy, Inc. for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

San Francisco, California

March 5, 2013